EXHIBIT 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND

FOR THE YEAR ENDED DECEMBER 31, 2003

(U.S. DOLLARS IN THOUSANDS, EXCEPT WHERE INDICATED)

The following unaudited pro forma condensed combined financial information related to United Industries and its acquisition of Nu-Gro is included as of and for the three months ended March 31, 2004 and for the year ended December 31, 2003. The cash purchase price of $151.5 million includes transaction costs of $10.1 million. The unaudited pro forma condensed combined financial information presents how the combined financial statements of United Industries, a manufacturer and marketer of value-oriented products for the consumer lawn and garden care and household insect control markets in the United States, and Nu-Gro, a manufacturer and marketer of consumer lawn and garden products and supplier of controlled release nitrogen and other fertilizer technologies in Canada, may have appeared had the businesses actually been combined at the beginning of or as of the periods presented herein, as applicable.  Proceeds from the restructuring of the Company’s prior senior credit facility, used to finance the transaction, were also partially used to repay the outstanding borrowings of United Industries and Nu-Gro and to repurchase all outstanding shares of United Industries’ preferred stock and accrued dividends thereon.  In addition, the unaudited pro forma condensed combined financial information shows the impact of the acquisition of Nu-Gro on the companies’ respective historical financial positions and results of operations under the purchase method of accounting with United Industries treated as the acquirer. Under this method of accounting, United Industries will record the assets and liabilities of Nu-Gro at their estimated fair values as of April 30, 2004, the date the acquisition was completed.

The unaudited pro forma condensed combined balance sheet presents the historical financial information of United Industries and Nu-Gro as of March 31, 2004 and gives effect to the acquisition as if it had been completed on March 31, 2004.  The unaudited pro forma condensed combined statements of operations present the historical financial information of United Industries and Nu-Gro for the three months ended March 31, 2004 and the year ended December 31, 2003 and give effect to the acquisition as if it had been completed on January 1, 2003.  While United Industries has a fiscal year end of December 31, Nu-Gro has historically had a September 30 fiscal year end.  For purposes of the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2003, the results of operations of Nu-Gro for the twelve-month period ended December 31, 2003 have been used. In addition, certain amounts in the historical consolidated financial statements of Nu-Gro have been reclassified to conform with United Industries’ historical financial information presentation, while certain other amounts have been restated from a basis of accounting principles generally accepted in Canada to conform with accounting principles generally accepted in the United States of America. Such restatements consisted of reclassifications of certain freight costs to cost of goods sold, investment balances to conform with the equity accounting method for investments, and the allocation of certain overhead costs to inventory. Furthermore, the historical financial position and operating results of Nu-Gro have been converted from Canadian dollars to U.S. dollars based on the applicable foreign exchange rates as of or during the periods presented.  The exchange rate as of March 31, 2004, used for translation of the unaudited pro forma condensed combined balance sheet into U.S. dollars as of such date, was 0.76.  The average exchanges rates for the three and six months ended March 31, 2004 and the year ended December 31, 2003, used for translation of the unaudited pro forma condensed combined income statements into U.S. dollars for such periods, were each 0.76.

The acquisition was announced on March 2, 2004 and provided for the purchase of each outstanding share of Nu-Gro common stock for approximately CAN $11.00 per share, as well as a special dividend of CAN $0.12 per share, paid by Nu-Gro prior to close. The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of United Industries, as filed in its quarterly and annual reports with the U.S. Securities and Exchange Commission, and Nu-Gro, as filed in its quarterly and annual reports with the Securities Commissions of Ontario, Quebec and British Columbia. The unaudited pro forma condensed combined financial information includes estimated adjustments to record the assets and liabilities of Nu-Gro at their respective fair values and represents management’s estimates based on available information. The final allocation of the purchase price will be determined upon completion of a final analysis to determine the fair values of Nu-Gro’s tangible, and identifiable intangible assets and liabilities as of the acquisition date. Increases or decreases in the fair value of the net assets, commitments, executory contracts and other items of Nu-Gro as compared to the information shown in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities.

The unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the acquisition been completed at the beginning of or as of the periods presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined companies. In addition, the allocation of the purchase price reflected herein is subject to adjustment and may vary materially from the actual purchase price allocation that will be recorded upon receipt of a final independent third-party valuation report.

United Industries Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2004

(U.S. Dollars in Thousands, except where indicated)

The following preliminary unaudited pro forma condensed combined balance sheet presents the historical balance sheets of United Industries and Nu-Gro as if the companies had been combined on March 31, 2004.

	As of March 31, 2004
	United Industries Historical(1)	Nu-Gro Historical(1)	Pro Forma Adjustments		Total
ASSETS

Current assets:
Cash and cash equivalents	$—	$2,428	$6,855	(2)	$9,283
Accounts receivable, less reserves of $4,371 and $626 for United Industries and Nu-Gro, respectively	146,730	41,720	—		188,450
Inventories	115,318	41,469	4,977	(3)	161,764
Prepaid expenses and other current assets	17,997	1,361	—		19,358
Total current assets	280,045	86,978	11,832		378,855
Equipment and leasehold improvements, net	41,510	31,088	—		72,598
Deferred tax asset	178,970	—	—		178,970
Goodwill	6,221	7,917	8,347	(4)	22,485
Intangible assets, net	86,037	4,474	62,037	(5)	152,548
Other assets, net	8,997	—	5,705	(6)	14,702
Total assets	$601,780	$130,457	$87,921		$820,158

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Current maturities of long-term debt and capital lease obligations	$3,796	$3,976	$(4,772	)(7)	$3,000
Accounts payable	60,685	26,871	—		87,556
Accrued expenses	58,729	—	(19,306	)(8)	39,423
Short-term borrowings	61,525	17,296	(662	)(9)	78,159
Total current liabilities	184,735	48,143	(24,740)		208,138
Long-term debt, net of current maturities	387,219	6,165	227,661	(10)	621,045
Capital lease obligations, net of current maturities	3,231	—	—		3,231
Other liabilities	3,222	—	—		3,222
Total liabilities	578,407	54,308	202,921		835,636

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock	—	—	—		—
Common stock	665	30,487	(30,487	)(11)	665
Treasury stock	(24,469)	—	—		(24,469)
Warrants and options	11,745	—	—		11,745
Additional paid-in capital	208,272	—	(37,665	)(12)	170,607
Accumulated earnings (deficit)	(169,547)	48,163	(49,349	)(11)	(170,733)
Common stock held in grantor trusts	(2,847)	—	—		(2,847)
Loans to executive officer	(267)	—	—		(267)
Accumulated other comprehensive income (loss)	(179)	(2,501)	2,501	(11)	(179)
Total stockholders’ equity (deficit)	23,373	76,149	(115,000)		(15,478)
Total liabilities and stockholders’ equity (deficit)	$601,780	$130,457	$87,921		$820,158

(1)          Represents the historical financial position for United Industries and Nu-Gro, respectively, as of March 31, 2004.  Both companies have relatively similar seasonal characteristics due to the similarity of products sold and sales seasons.

(2)          Adjustment to reflect (i) proceeds of $460.1 million received from the Company’s new $510.0 million senior credit facility consisting of a six-year $125.0 million U.S. dollar denominated revolving credit facility with interest at LIBOR plus 1.5%; a seven-year $335.0 million U.S. dollar denominated term loan facility with interest at LIBOR plus 2.5%; and a seven-year Canadian dollar denominated term loan facility valued at USD $50.0 million with interest at LIBOR plus 2.5%; subject to the terms of the new senior credit facility agreement; (ii) payments of $151.5 million for the Nu-Gro acquisition, including direct acquisition costs of $10.1 million; (iii) payments of $210.5 million to repay outstanding obligations under the Company’s prior senior credit facility, including $58.5 million under the prior senior revolving credit facility; (iv) payments of $27.4 million to repay outstanding obligations under Nu-Gro’s term bank loans; (v) payments of $37.7 million to repurchase all 37,600 shares of its outstanding Class A nonvoting preferred stock and $19.3 million for all accrued and unpaid dividends thereon; and (vi) payments of $6.9 million for financing fees.

(3)   Adjustment to write-up the value of inventory to estimated fair value.

(4)          Adjustment to write-off historical Nu-Gro goodwill and record goodwill created as a result of the acquisition.

(5)          Adjustment to record intangible assets (other than goodwill) resulting from the acquisition based on estimated fair values.  The nature, amount and amortization method of various potential identifiable intangible assets are currently being reviewed by management.  The adjustment reflected herein is based on current and preliminary assumptions and valuations, which are subject to change.  For purposes of the pro forma adjustments shown herein, management has estimated an adjustment to trade names intangible assets of $43.4 million, which are currently anticipated to be amortized using the straight-line method over periods ranging from 15 to 30 years and to customer relationship intangible assets of $18.6 million, which are currently anticipated to be amortized using the straight-line method over periods ranging from 5 to 10 years.  The value of the intangible assets represents the estimated future economic benefits resulting from the acquired trade names and customer relationships.  This value was estimated by considering cash flows associated with such trade names and the estimated lives of customer relationships based on historical experience.  Material changes to these preliminary values are possible upon obtaining complete valuation information from an independent third party valuation firm.  The impact of the amortization of these adjustments is to increase sales, general and administrative expense by approximately $1.0 million and $4.1 million for the three months ended March 31, 2004 and the year ended December 31, 2003, respectively.

(6)          Adjustment to reflect deferred financing fees of $6.9 million incurred in connection with the Company’s new senior credit facility, as described in (2)(vi) above, partially offset by the write-off of $1.2 million of previously deferred financing fees related to the prior senior credit facility.

(7)          Adjustment to reflect the repayment of current maturities of long-term debt of $0.8 million for United Industries’ prior senior credit facility and $4.0 million for Nu-Gro using a portion of the proceeds received in connection with the Company’s new senior credit facility, as described in (2)(iii) and (2)(iv) above.

(8)          Adjustment to reflect the payment of $19.3 million for dividends accrued on the Company’s 37,600 shares of Class A nonvoting preferred stock using a portion of the proceeds received in connection with the Company’s new senior credit facility, as described in (2)(v) above.

(9)          Adjustment to reflect the repayment of $58.5 million in borrowings under the revolving portion of the prior senior credit facility and short-term borrowings of $17.3 million for Nu-Gro using a portion of the proceeds received in connection with the Company’s new senior credit facility, as described in (2)(iv) above, offset by $75.1 million of borrowings under the revolving portion of the new senior credit facility.

(10)    Adjustment to reflect proceeds of $385.0 million received in connection with the term loan portion of the Company’s new senior credit facility, as described in (2)(iii) and (2)(iv) above, exclusive of borrowings and repayments under the revolving portion of the new senior credit facility, partially offset by the repayment of long-term debt, net of current maturities, of $151.2 million for United Industries and $6.2 million for Nu-Gro using a portion of the proceeds under the new senior credit facility.

(11)    Adjustment to eliminate Nu-Gro’s historical shareholders’ equity accounts and to reflect in accumulated earnings (deficit) the one-time write-off of previously deferred financing costs of $1.2 million associated with the borrowings under the prior senior credit facility.

(12)    Adjustment to reflect the payment of $37.7 million to repurchase the Company’s 37,600 shares of Class A nonvoting preferred stock using a portion of the proceeds received in connection with the Company’s new senior credit facility, as described in (2)(v) above.

United Industries Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2004

(U.S. Dollars in Thousands, except where indicated)

The following preliminary unaudited pro forma condensed combined statement of operations presents the historical statements of operations of United Industries and Nu-Gro as if the companies had been combined on January 1, 2003.

	For the Three Months Ended March 31, 2004
	United Industries Historical(1)	Nu-Gro Historical(1)	Pro Forma Adjustments		Total

Net sales	$182,703	$41,945	$—		$224,648
Operating costs and expenses:
Cost of goods sold	113,408	31,786	—		145,194
Selling, general and administrative expenses	39,981	5,201	1,034	(2)	46,216
Total operating costs and expenses	153,389	36,987	1,034		191,410
Operating income	29,314	4,958	(1,034)		33,238
Interest expense	9,620	281	346	(3)	10,247
Interest income	285	—	—		285
Income before income tax expense	19,979	4,677	(1,380)		23,276
Income tax expense	7,592	1,735	(528	)(4)	8,799
Net income	$12,387	$2,942	$(852)		$14,477

(1)          Represents the historical operating results for United Industries and Nu-Gro, respectively, for the three months ended March 31, 2004.  Both companies have relatively similar seasonal characteristics due to the similarity of products sold and sales seasons.

(2)          Adjustment to record incremental amortization expense related to intangible assets (other than goodwill) acquired in the Nu-Gro acquisition based on estimated fair values.  Intangible assets acquired include trade names and customer relationships, which are being amortized using the straight-line method over periods ranging from 15 to 30 years and 5 to 10 years, respectively.  See adjustment (5) to the Unaudited Pro Forma Condensed Combined Balance Sheet contained elsewhere herein.

(3)          Represents incremental interest expense related to the new senior credit facility executed by United Industries on April 30, 2004, a portion of the proceeds of which were used to finance the Nu-Gro acquisition.  The new $510.0 million senior facility includes a six-year $125.0 million U.S. dollar denominated revolving credit facility with interest at LIBOR plus 1.5%; a seven-year $335.0 million U.S. dollar denominated term loan facility with interest at LIBOR plus 2.5%; and a seven-year Canadian dollar denominated term loan facility valued at USD $50.0 million with interest at LIBOR plus 2.5%; subject to the terms of the new senior credit facility agreement.  LIBOR was 1.11% as of March 31, 2004.  If the interest rates used in the calculation of incremental interest expense changed by 125 basis points, interest expense would have changed by $0.2 million for the three months ended March 31, 2004.

The interest adjustment of $0.3 million represents a net increase in interest expense for the three months ended March 31, 2004, resulting from the new senior credit facility, which consists of the following:

Add interest incurred on the new senior credit facility:
Interest based on rates of new facility	$9,637
Amortization of debt issuance costs	246
9,883

Less interest expense on indebtedness repaid:
United Industries	(9,256)
Nu-Gro	(281)
(9,537)
$346

The calculation of interest expense above does not include the one-time write-off of previously deferred financing costs of $1.2 million associated with the borrowings under the prior senior credit facility.

(4)          Represents the income tax benefit associated with the adjustments described herein to arrive at an estimated pro forma 2004 statutory tax rate of 38%.

United Industries Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2003

(U.S. Dollars in Thousands, except where indicated)

The following preliminary unaudited pro forma condensed combined statement of operations presents the historical statements of operations of United Industries and Nu-Gro as if the companies had been combined on January 1, 2003.

	For the Year Ended December 31, 2003
	United Industries (1)	Nu-Gro (2)	Pro Forma Adjustments		Total

Net sales	$536,146	$164,340	$—		$700,486
Operating costs and expenses:
Cost of goods sold	328,238	123,850	—		452,088
Selling, general and administrative expenses	139,042	24,178	4,136	(3)	167,356
Total operating costs and expenses	467,280	148,028	4,136		619,444
Operating income	68,866	16,312	(4,136)		81,042
Interest expense	38,237	1,182	(2,665	)(4)	36,754
Interest income	2,024	—	—		2,024
Income before income tax expense (benefit)	32,653	15,130	(1,471)		46,312
Income tax expense (benefit)	(82,851)	5,586	(580	)(5)	(77,845)
Net income	$115,504	$9,544	$(891)		$124,157

(1)          Represents the historical operating results for United Industries for the year ended December 31, 2003.  Both companies have relatively similar seasonal characteristics due to the similarity of products sold and sales seasons.

(2)          Represents the historical operating results for Nu-Gro but also includes the historical operating results of Greenleaf Group (Greenleaf), acquired by Nu-Gro in November 2003, as if Greenleaf had been acquired on January 1, 2003.  Revenues and net income of Greenleaf were $23.5 million and $1.0 million, respectively, for the period from January 1, 2003 to November 3, 2003, the acquisition date of Greenleaf.

(3)          Adjustment to record incremental amortization expense related to intangible assets (other than goodwill) acquired in the Nu-Gro acquisition based on estimated fair values.  Intangible assets acquired include trade names and customer relationships, which are being amortized using the straight-line method over periods ranging from 15 to 30 years and 5 to 10 years, respectively.  See adjustment (5) to the Unaudited Pro Forma Condensed Combined Balance Sheet contained elsewhere herein.

(4)          Represents incremental interest expense related to the new senior credit facility executed by United Industries on April 30, 2004, a portion of the proceeds of which were used to finance the Nu-Gro acquisition.  The new $510.0 million senior facility includes a six-year $125.0 million U.S. dollar denominated revolving credit facility with interest at LIBOR plus 1.5%; a seven-year $335.0 million U.S. dollar denominated term loan facility with interest at LIBOR plus 2.5%; and a seven-year Canadian dollar denominated term loan facility valued at USD $50.0 million with interest at LIBOR plus 2.5%; subject to the terms of the new senior credit facility agreement.  LIBOR was 1.11% as of March 31, 2004.  If the interest rates used in the calculation of incremental interest expense changed by 125 basis points, interest expense would have changed by $0.6 million for the year ended December 31, 2003.

The interest adjustment of $2.7 million represents a net reduction in interest expense for the year ended December 31, 2003, resulting from the new senior credit facility, which consists of the following:

Add interest incurred on the new senior credit facility:
Interest based on rates of new facility	$34,443
Amortization of debt issuance costs	985
35,428

Less interest expense on indebtedness repaid:
United Industries	(36,911)
Nu-Gro	(1,182)
(38,093)
$(2,665)

The calculation of interest expense above does not include the one-time write-off of previously deferred financing costs of $1.2 million associated with the borrowings under the prior senior credit facility.

(5)          Represents the income tax benefit associated with the adjustments described herein to arrive at an estimated pro forma 2003 statutory tax rate of 39%.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(U.S. DOLLARS IN THOUSANDS, EXCEPT WHERE INDICATED)

The final allocation of the purchase price will be based on a final evaluation of the fair values of the tangible and identifiable intangible assets acquired and liabilities assumed as of the acquisition date.  The preliminary allocation, based on information currently available, is summarized as follows:

Purchase price:
Cash	$141,402
Transaction costs	10,108
Total purchase price	$151,510

Allocation of purchase price:
Assets:
Cash	$2,428
Accounts receivable	41,720
Inventories	46,446
Other current assets	1,361
Equipment and leasehold improvements	31,088
Goodwill	16,264
Intangible assets	66,511
Liabilities:
Accounts payable	(26,871)
Short-term borrowings and current maturities of long-term debt	(21,272)
Long-term debt, net of current maturities	(6,165)
Total purchase price	$151,510